EXHIBIT 11.0
CSP, INC. AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
For the three and six month periods ended February 27,1998
 and February 28,1997
(Dollars in thousands except for per share data)
(Unaudited)

                            /-For the three months--/ /-For the six months-
/
                              February    February     Februar    February
                                27,          28,          27,        28,
                                1998        1997         1998      1997
NET INCOME PER COMMON SHARE-
(BASIC)

Net income                      $442         $2         $602         $9

Average common shares
outstanding                  2,950          2,959       2,931      2,929


Net income per common shares
                               $0.16        $0.00      $0.21      $0.00







NET INCOME PER COMMON SHARE-
(FULL DILUTION)

Net income                      $442         $2         $602         $9

Average common shares
outstanding                  2,999          2,979       2,981      2,946

Net income per common share     $.15        $.00          $.20       $.00